UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2026

BIOMX INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38762	82-3364020
(State of incorporation)	(Commission File No.)	(I.R.S. Employer ID)

850 New Burton Road, Suite 201, Dover, DE 19904

(Address of principal executive offices) (Zip Code)

972 52 437 4900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	PHGE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Framework Supply Agreement with Israel Railways

On April 15, 2026, Zorro Net Ltd. ("Zorronet"), a wholly owned subsidiary of BiomX Inc. ("BiomX"), entered into a framework supply agreement (the "Agreement") with Israel Railways Ltd. ("Israel Railways"), the state-owned principal railway company responsible for all inter-city, commuter, and freight rail transport in Israel, pursuant to which Zorronet will supply Israel Railways with AI-powered animal detection and deterrence alert stations (the "Alert Stations"), together with related installation, maintenance, and support services, across Israel Railways' rail facilities and compounds.

The Agreement follows the successful completion of a large-scale pilot program conducted by Zorronet and Israel Railways over the preceding year, in which Israel Railways invested approximately NIS 800,000 (approximately $266,000). The pilot deployed Zorronet’s AI-powered detection and deterrence technology in designated sections of Israel Railways’ rail network and achieved a success rate of approximately 98% in keeping large animals, including wild boar, foxes, and gazelles, off of the railway tracks in the sections in which the technology was deployed, thereby preserving ecological corridors and reducing damage to infrastructure. Following completion of the pilot, Zorronet and Israel Railways entered into a memorandum of understanding confirming the pilot’s success and Israel Railways’ intention to expand deployment of the technology to additional areas. The platform was adapted to Israel Railways’ operational requirements in collaboration with its innovation division.

Under the Agreement, Zorronet will provide the setup, supply, and installation of said alert stations c and ongoing maintenance services for the alert stations and the system management platform, including software and hardware updates, repairs, and service calls.

The initial term of the Agreement is twelve (12) months from execution, with Israel Railways holding the sole option to extend the Agreement for an additional twelve (12) months. Israel Railways may terminate the Agreement for any reason upon thirty (30) days' prior written notice.

The Agreement provides for per-station pricing based on a pricing schedule attached to the Agreement. In the initial phase, the Company expects the Agreement to cover the maintenance and upgrade of fifteen (15) existing Alert Stations previously installed by Zorronet at Israel Railways facilities, with additional new stations that may be ordered at Israel Railways’ sole discretion thereafter. Israel Railways is not obligated to order any minimum quantity beyond the existing stations and will place purchase orders in accordance with its operational needs and sole discretion. Payment is due within forty-five (45) days of invoice submission, subject to Israel Railways’ approval.

The Agreement includes comprehensive confidentiality provisions, insurance requirements (including third-party liability, employer liability, and professional liability) and cybersecurity and data protection obligations, among other standard provisions. Under the Agreement, Zorronet is required to continue performing its obligations during emergency situations (including war, home front emergencies, and mass casualty events) at no additional charge; failure to do so constitutes a material breach.

In addition, Israel Railways has an option from November 2023 to complete an equity investment in Zorronet of up to One Million United States Dollars ($1,000,000) for 20% of Zoronet, which, if exercised in full, would represent an approximate twenty percent (20%) interest in Zorronet on a post-investment basis (the "Investment Option"). By its terms, the exercise of the Investment Option is subject to the success of the said pilot. As of the date of this report, Israel Railways has not exercised the Investment Option.

Item 7.01. Regulation FD Disclosure.

On April 16, 2026, the Company issued a press release announcing the execution of the framework supply agreement between Zorronet and Israel Railways and disclosing the Investment Option. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.	Description
99.1	Press Release, dated April 16, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMX INC.

	By:	/s/ Michael Oster
	Name:	Michael Oster
	Title:	Chief Executive Officer
Date: April 16, 2026